SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): March 8, 2002



                         COAST HOTELS AND CASINOS, INC.
             (Exact name of registrant as specified in its charter)




          Nevada                  333-04356                 88-0345706
     (State or other           (Commission File          (I.R.S. Employer
     jurisdiction of               Number)             Identification No.)
      incorporation)

               4500 West Tropicana Avenue, Las Vegas, Nevada 89103 (Address of principal executive offices) (Zip Code)
                                        -

       Registrant's telephone number, including area code: (702) 365-7000

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

     Coast Hotels and Casinos, Inc. reports that preliminary unaudited results are available for the year and quarter ended December 31, 2001. Based on these results, revenues increased 26.7% to $518.0 million for 2001 compared to $408.9 million for 2000, operating income increased 34.2% to $86.3 million for 2001 compared to $64.3 million for 2000, EBITDA(1) increased 28.7% to $126.5 million compared to $98.3 million for 2000 and net income increased 35.2% to $36.5 million compared to $27.0 million for 2000. Preliminary unaudited results for the fourth quarter of 2001 indicate that revenues increased 10.2% to $135.6 million compared to $123.1 million for the fourth quarter of 2000, operating income increased 29.7% to $23.6 million compared to $18.2 million for the fourth quarter of 2000, EBITDA increased 25.6% to $34.8 million compared to $27.7 million for the fourth quarter of 2000 and net income increased 62.9% to $10.1 million compared to $6.2 million for the fourth quarter of 2000. The increases were primarily due to continued growth at the Suncoast Hotel and Casino, which offset declines at Coast Hotels' other properties.

     As previously announced, Coast Hotels is undertaking expansion projects at two of its four hotel-casinos, The Orleans and the Gold Coast. The total cost of the projects is expected to be approximately $210 million. Coast Hotels had incurred approximately $82.3 million in expansion costs as of December 31, 2001, and expects to incur an additional $107 million in expansion costs in 2002. On March 8, 2002, Coast Hotels amended its revolving credit facility to increase permitted capital expenditures. Permitted maintenance capital expenditures were increased to $30 million for the year ending December 31, 2002, and $25 million for any subsequent year. Permitted capital expenditures other than maintenance capital expenditures were increased to $210 million for the period between January 1, 2002 and the maturity date of the credit facility, September 15, 2004, with no more than $110 million of other capital expenditures being permitted at The Orleans. As of March 8, 2002, Coast Hotels had $152 million outstanding under its credit facility, with $36 million of additional availability. Coast Hotels anticipates seeking additional financing to fund a portion of the planned expansion capital expenditures. If financing is not available on terms favorable to Coast Hotels, Coast Hotels expects that it would delay certain of the planned capital expenditures, and would then fund the expansion projects out of cash flow.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   COAST HOTELS AND CASINOS, INC.,
                                   a Nevada corporation


                                   By:  /s/ Gage Parrish
                                       ---------------------------
                                   Name: Gage Parrish
                                   Title: Chief Financial Officer

March 8, 2002










(1) "EBITDA" means (earnings before interest, taxes, depreciation, amortization, deferred rent, other non-cash expenses and certain non-recurring items, including gains and losses on disposal of assets). EBITDA is presented as supplemental disclosure because the calculation of EBITDA is necessary to determine Coast Hotels' compliance with certain covenants under its financing agreements and because management believes that it is a widely used measure of operating performance in the gaming industry. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with accounting principles generally accepted in the United States ("GAAP")) as an indicator of Coast Hotels' operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with GAAP) as an indicator of cash flows or a measure of liquidity. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to the similarly titled measures presented by other companies.